Exhibit 99.1

For investors Amy Wakeham O: 858-836-5000 investorrelations@resmed.com	For media Jayme Rubenstein O: 858-836-6798 news@resmed.com

ResMed Inc. Announces Results for the Fourth Quarter of Fiscal Year 2018

•	Revenue increased 12% to $623.6 million; up 10% on a constant currency basis

•	Net income increased by 8%; non-GAAP net income up 24%

•	GAAP diluted earnings per share of $0.76; non-GAAP diluted earnings per share of $0.95

•	Operating cash flow of $129.4 million in the fourth quarter

•	Quarterly dividend increased by 6% to $0.37 per share

SAN DIEGO, August 2, 2018 – ResMed Inc. (NYSE: RMD, ASX: RMD) today announced results for its quarter ended June 30, 2018. Revenue for the quarter was $623.6 million, a 12 percent increase compared to the same period of the prior year.

“We closed out the year with strong performance across all aspects of our business, from solid top-line revenue growth—driven by geographically balanced results across our entire portfolio of offerings—to continued improvements in operating leverage, which has resulted in double-digit bottom-line growth,” said Mick Farrell, ResMed’s chief executive officer.

“We continue to advance our cloud-connected medical device strategy and are growing our cloud-based software-as-a-service business. Our clinical studies and research efforts are being recognized and the opportunity to increase awareness of sleep-related breathing disorders and improve patient quality of life is bigger than ever.”

Farrell concluded, “We believe we are well-positioned as we enter fiscal year 2019. We continue to innovate, we are improving our existing portfolio of products and offerings, and we have a robust pipeline to drive future growth.”

Analysis of fourth quarter results

Fourth quarter revenue in U.S., Canada and Latin America, excluding Brightree, was $346.7 million, a 10 percent increase over the same period of the prior year. Brightree revenue for the fourth quarter was $40.4 million, an increase of 12 percent compared to the same period of the prior year. Revenue in combined Europe, Asia and other markets was $236.5 million, an increase of 9 percent on a constant currency basis, compared to the same period of the prior year.

Gross margin in the fourth quarter was 58.1 percent, lower than the prior year’s quarter gross margin of 58.2 percent mainly due to declines in average selling prices, which were partially offset by manufacturing and procurement efficiencies.

Income from operations for the quarter was $146.9 million, a 15 percent increase compared with the quarter ended June 30, 2017. Non-GAAP income from operations for the quarter was $166.0 million, a 19 percent increase compared to the same period of the prior year.

Selling, general and administrative expenses were $156.8 million, a 6 percent increase over the same period in the prior year, or a 3 percent increase on a constant currency basis. SG&A expenses improved to 25.1 percent of revenue in the quarter, compared with 26.6 percent reported in the quarter ended June 30, 2017.

Research and development expenses were $39.7 million, or 6.4 percent of revenue. R&D expenses increased by 8 percent compared with the same period last year, or a 6 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $11.6 million during the quarter, which is consistent with the same period last year. Stock-based compensation costs incurred during the quarter of $12.5 million consisted of expenses associated with employee equity grants and our employee stock purchase plan.

Net income for the quarter was $109.8 million, an 8 percent increase compared to the same period of the prior year. Non-GAAP net income was $136.3 million, a 24 percent increase compared to the prior year.

Non-GAAP measures adjust for amortization of acquired intangibles, impact of U.S. tax reform on income tax expense, restructuring expenses and impact of foreign tax credit adjustments on income tax expense.

GAAP diluted earnings per share for the quarter increased by 7 percent to $0.76. Non-GAAP diluted earnings per share of $0.95 were 23 percent higher compared with the same period of the prior year.

Cash flow from operations for the quarter was $129.4 million compared to net income in the current quarter of $109.8 million. During the quarter we paid $50.0 million in dividends.

Impact of U.S. tax reform on income tax expense

On December 22, 2017 “H.R.1”, originally known as the Tax Cuts and Jobs Act, was enacted into law (“U.S. tax reform”). ASC 740 Income Taxes requires companies to recognize the effect of any tax laws during the period in which they are enacted. Accordingly, during the quarter ended December 31, 2017, we performed preliminary calculations which have been refined during the remainder of the fiscal year. Based on these refinements, and additional guidance from the U.S. Internal Revenue Service, we recognized additional income tax expense of $5.8 million during the three months ended June 30, 2018 for a total income tax expense of $138.0 million during the year ended June 30, 2018.

The U.S. tax reform significantly revises the U.S. corporate income tax by, among other things, imposing a one-time transition tax on unremitted foreign earnings, lowering the corporate income tax rate from 35 percent to 21 percent and implementing a territorial tax system in relation to foreign earnings.

Analysis of fiscal year 2018 results

Revenue for the year increased 13 percent over the prior year to $2.3 billion, or a 10 percent increase on a constant currency basis.

Income from operations for the year was $541.8 million, a 27 percent increase over the prior year. Non-GAAP income from operations for the year was $606.6 million, a 19 percent increase over the prior year.

Non-GAAP measures adjust for amortization of acquired intangibles, impact of U.S. tax reform on income tax expense, restructuring expenses, impact of foreign tax credit adjustments on income tax expense, litigation settlement expenses, acquisition related expenses and the Astral battery field safety notification expenses.

Net income for the year was $315.6 million, an 8 percent decrease over the prior year. Non-GAAP net income was $507.8 million, a 27 percent increase compared to the prior year.

GAAP diluted earnings per share decreased 9 percent to $2.19. Non-GAAP diluted earnings per share for the year was $3.53, a 25 percent increase compared with the prior year.

Cash flow from operations for the year was $505.0 million. During the year we paid $199.5 million in dividends and repaid a net amount of $796.2 million of our outstanding debt.

Debt refinancing

As reported during the previous quarter, on April 17, 2018, we entered into a new unsecured syndicated facility (“Facility”) that provides for an $800 million five-year revolving Credit Facility and a $200 million five-year Term Loan. The proceeds from the initial funding of the Term Loan were used to repay a portion of the outstanding balance of the Credit Facility.

Share repurchase program

During the quarter, we repurchased 250,000 shares at a cost of $25.9 million, as part of our ongoing capital management program.

Dividend program

The ResMed board of directors today declared quarterly cash dividend of $0.37 per share. The dividend will have a record date of August 16, 2018, payable on September 20, 2018. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be August 15, 2018 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from August 15, 2018 through August 16, 2018, inclusive.

Webcast details

ResMed will discuss its fourth quarter fiscal year 2018 results on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q4 2018 Earnings Webcast” to register and listen to the live webcast. A replay of the earnings webcast will be accessible on our website and available approximately two hours after the live webcast. In addition, a telephone replay of the conference call will be available approximately two hours after the webcast by dialing 800-585-8367 (U.S.) and +1 416-621-4642 (outside U.S.) and entering a passcode of 7796686. The telephone replay will be available until August 16, 2018.

About ResMed

ResMed (NYSE: RMD, ASX: RMD), a world-leading connected health company with more than 5 million cloud-connected devices for daily remote patient monitoring, changes lives with every breath. Its award-winning devices and software solutions help treat and manage sleep apnea, chronic obstructive pulmonary disease and other respiratory conditions. Its 6,000-member team strives to improve patients’ quality of life, reduce the impact of chronic disease and save healthcare costs in more than 120 countries.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches, new markets for its products, the integration of acquisitions, leveraging of strategic investments, litigation, and tax outlook – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Net revenue	$623,631	$556,686	$2,340,196	$2,066,737
Cost of sales	261,159	232,910	978,032	859,922
Astral field safety notification expenses (1)	—	—	—	5,070

Gross profit	362,472	323,776	1,362,164	1,201,745

Operating expenses:
Selling, general and administrative	156,810	147,940	600,369	553,968
Research and development	39,657	36,706	155,149	144,467
Amortization of acquired intangible assets (1)	11,611	11,769	46,383	46,578
Restructuring expenses (1)	7,510	—	18,432	12,358
Litigation settlement expenses (1)	—	—	—	8,500
Acquisition related expenses (1)	—	—	—	10,076

Total operating expenses	215,588	196,415	820,333	775,947

Income from operations (1)	146,884	127,361	541,831	425,798

Other income (expenses), net:
Interest income (expense), net	(2,780)	(3,310)	(11,977)	(11,151)
Other, net	(3,185)	(2,428)	(8,542)	4,096

Total other income (expenses), net	(5,965)	(5,738)	(20,519)	(7,055)

Income before income taxes	140,919	121,623	521,312	418,743
Income taxes (1)	31,107	20,010	205,724	76,459

Net income (1)	$109,812	$101,613	$315,588	$342,284

Basic earnings per share	$0.77	$0.72	$2.21	$2.42
Diluted earnings per share	$0.76	$0.71	$2.19	$2.40
Non-GAAP diluted earnings per share (1)	$0.95	$0.77	$3.53	$2.82
Basic shares outstanding	142,793	142,019	142,764	141,360
Diluted shares outstanding	144,004	143,119	143,987	142,453

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	June 30, 2018	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$188,701	$821,935
Accounts receivable, net	483,681	450,530
Inventories	268,701	268,319
Prepayments and other current assets	124,634	103,219

Total current assets	1,065,717	1,644,003

Property, plant and equipment, net	386,550	394,241
Goodwill	1,068,944	1,064,874
Other intangibles, net	215,184	261,800
Deferred income taxes and other non-current assets	327,528	103,569

Total non-current assets	1,998,206	1,824,484

Total assets	$3,063,923	$3,468,487

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	92,723	92,763
Accrued expenses	185,805	186,295
Deferred revenue	60,828	51,918
Income taxes payable	160,427	29,150
Short-term debt	11,466	—

Total current liabilities	511,249	360,126

Non-current liabilities:
Deferred revenue	71,596	53,235
Deferred income taxes	13,084	13,822
Other long term liabilities	924	2,427
Long-term debt	269,988	1,078,611
Long-term income taxes payable	138,102	—

Total non-current liabilities	493,694	1,148,095

Total liabilities	1,004,943	1,508,221

STOCKHOLDERS’ EQUITY:
Common stock	571	569
Additional paid-in capital	1,450,821	1,379,130
Retained earnings	2,432,328	2,316,237
Treasury stock	(1,600,412)	(1,546,611)
Accumulated other comprehensive income	(224,328)	(189,059)

Total stockholders’ equity	$2,058,980	$1,960,266

Total liabilities and stockholders’ equity	$3,063,923	$3,468,487

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Twelve Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$315,588	$342,284
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	119,960	112,157
Stock-based compensation costs	48,412	45,925
Impairment of cost-method investments	11,593	1,955
Changes in fair value of business combination contingent consideration	411	10,076
Payment of business combination contingent consideration	—	(8,460)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(32,356)	(63,604)
Inventories, net	1,494	(41,599)
Prepaid expenses, net deferred income taxes and other current assets	(160,726)	(19,257)
Accounts payable, accrued expenses and other liabilities	200,650	34,576

Net cash provided by operating activities	505,026	414,053

Cash flows from investing activities:
Purchases of property, plant and equipment	(62,581)	(62,219)
Patent registration costs	(8,876)	(9,257)
Business acquisitions, net of cash acquired	(902)	(7,274)
Investments in cost-method investments	(14,495)	(6,464)
Proceeds / (Payments) on maturity of foreign currency contracts	(14,970)	3,324

Net cash used in investing activities	(101,824)	(81,890)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	23,332	30,161
Purchases of treasury stock	(53,801)	—
Payment of business combination contingent consideration	(486)	(11,682)
Proceeds from borrowings, net of borrowing costs	350,000	450,000
Repayment of borrowings	(1,146,242)	(545,000)
Dividends paid	(199,497)	(186,346)

Net cash (used in) / provided by financing activities	(1,026,694)	(262,867)

Effect of exchange rate changes on cash	(9,742)	21,205

Net increase / (decrease) in cash and cash equivalents	(633,234)	90,501
Cash and cash equivalents at beginning of period	821,935	731,434

Cash and cash equivalents at end of period	$188,701	$821,935

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
GAAP income from operations	$146,884	$127,361	$541,831	$425,798
Amortization of acquired intangible assets (A)	11,611	11,769	46,383	46,578
Restructuring expenses (A)	7,510	—	18,432	12,358
Litigation settlement expenses (A)	—	—	—	8,500
Acquisition related expenses (A)	—	—	—	10,076
Astral battery field safety notification expenses (A)	—	—	—	5,070

Non-GAAP income from operations	$166,005	$139,130	$606,646	$508,380
The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
GAAP net income	$109,812	$101,613	$315,588	$342,284
Amortization of acquired intangible assets, net of tax (A)	8,435	7,999	33,694	31,679
U.S. tax reform transition impact (A)	1,380	—	126,881	—
U.S. tax reform impact on deferred taxes (A)	4,412	—	11,135	—
Restructuring expenses, net of tax (A)	5,013	—	13,328	8,295
Foreign tax credit adjustment (A)	7,204	—	7,204	—
Litigation settlement expenses, net of tax (A)	—	—	—	5,392
Acquisition related expenses (A)	—	—	—	10,076
Astral battery field safety notification expenses (A)	—	—	—	3,549

Non-GAAP net income (A)	$136,256	$109,612	$507,830	$401,275

Diluted shares outstanding	144,004	143,119	143,987	142,453

GAAP diluted earnings per share	$0.76	$0.71	$2.19	$2.40

Non-GAAP diluted earnings per share (A)	$0.95	$0.77	$3.53	$2.82

(A)

ResMed adjusts for the impact of the amortization of acquired intangibles, impact of U.S. tax reform on income tax expense, restructuring expenses, impact of foreign tax credit adjustments on income tax expense, litigation settlement expenses, acquisition related expenses and the Astral battery field safety notification expenses, from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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